Exhibit 99.1

FOR IMMEDIATE RELEASE

THORNBURG MORTGAGE REPORTS 3Q EARNINGS

•	Common dividend not declared to enhance liquidity until finance markets stabilize

•	Continued exceptional credit performance with 0.27% 60-plus day delinquencies and REO, well below the 2.81% industry average

•	Adequate liquidity to support current borrowings portfolio, fund new loans and purchase high-quality mortgage assets

SANTA FE, N.M., Oct. 16, 2007 – Thornburg Mortgage, Inc. (NYSE: TMA), a leading single-family super-prime residential mortgage lender focused principally on the jumbo and super-jumbo segment of the adjustable-rate mortgage (ARM) market, today reported a net loss before preferred stock dividends for the quarter ended September 30, 2007 of $1.084 billion, or a loss of $8.83 per common share, as compared to net income of $75.3 million, or $0.64 per common share for the same period in the prior year. Taxable loss for the quarter is estimated to be $0.08 per common share.

The company’s Board of Directors elected not to declare a common stock dividend for the third quarter. The Board noted that it expects profitability and market conditions to improve in the fourth quarter and would consider resuming common dividend payments at that time. The Board declared the third quarter dividend amount of $0.479166667 per share of its 10% Series F Cumulative Convertible Redeemable Preferred Stock, payable on November 15, 2007 to shareholders of record on October 31, 2007.

Commenting on the Board’s decision, Garrett Thornburg, chairman and chief executive officer, said, “Given the unprecedented turmoil in the credit markets that negatively impacted the company’s financial results for the third quarter, our ongoing concern about existing leveraged mortgage investors whose financing needs have yet to be resolved and the lack of clarity about normalized earnings given all of the changes in our balance sheet, we believe it is in the best long-term interests of our shareholders to forgo payment of a common dividend for the quarter and to make conserving cash, enhancing liquidity and selectively acquiring new assets our key priorities during the fourth quarter.”

During the third quarter, a number of factors negatively affected the company’s earnings and balance sheet. Those factors are set forth below and discussed later in more detail:

-	The company sold $21.9 billion of ARM assets during the quarter and recorded an aggregate estimated loss on those sales of $1.093 billion.

-	The company recorded a loss on its forward commitments to fund mortgage loans (technically referred to as a derivative) during the quarter, net of its hedges on those commitments of $11.5 million.

-	The company incurred premium amortization expense for the quarter of $36.3 million as a result of the decline in forward LIBOR rates against which future mortgage interest rate adjustments will be indexed.

-	The company incurred a $12.0 million tax provision related to a deferred tax liability associated with certain interest rate cap agreements owned by one of its taxable REIT subsidiaries that were entered into in conjunction with certain securitization transactions. The company plans to hold these cap agreements until expiration and not trigger the tax liability that it would incur if it terminated the agreements.

-	The company recorded an additional $7.8 million in interest expense as it incurred one-time commitment fees to secure committed short-term financing, to facilitate the payoff of the company’s asset-backed commercial paper program, to create new financing arrangements to replace arrangements with reverse repurchase counterparties exiting the business and to eliminate the potential need for additional asset sales.

-	The company recorded a $6.0 million impairment charge against its pay option ARM mortgage securities as well as provided an additional $1.6 million provision for estimated losses on existing real estate owned (REO) properties.

Offsetting these negative factors were the following benefits in the quarter:

-	A $17.9 million long-term incentive award benefit as the company marked down the value of its long-term incentive awards.

-	A $53.4 million reduction in its interest expense as a result of the positive net benefit of its interest rate hedging instruments held during the quarter plus the realization of a portion of the benefit resulting from swap agreement terminations during the quarter.

-	The elimination of the incentive management fee during the quarter.

-	Despite the negative factors that affected the company during the quarter, the company now believes its REIT status will remain unaffected.

Larry Goldstone, president and chief operating officer of the company, observed, “The unprecedented dislocation in the global mortgage finance and credit markets that began this summer presented severe challenges for the company in the third quarter. It is unfortunate that these events, especially as they relate to Thornburg Mortgage, reflected investor perception, not investment reality. Fearing that the credit deterioration in the sub-prime mortgage markets would spread to the prime mortgage space, investors completely lost confidence in all mortgage-related investments. This erosion of investor confidence effectively led to the shutdown of the mortgage finance market, including the collateralized mortgage debt, commercial paper and reverse repurchase agreement markets. As a result, the company found it difficult to continue to finance all of its high quality mortgage assets, and where financing was available it was more expensive. Improvement in financing conditions commenced during the third quarter, but we remain concerned about the continued overhang of mortgage collateral that needs to be financed or sold in the market. As we move beyond these uncertain market conditions, we are optimistic that the company will be able to profit from improved mortgage market conditions.”

Goldstone continued, “The company took a series of decisive actions in the third quarter as a result of events in the mortgage finance and credit markets that were beyond management’s control in order to preserve its assets and shareholder value. These actions included the sale of high quality ARM assets, a simultaneous reduction in the company’s reliance on short-term borrowings which are based on the market value of its assets, the termination of most of the company’s interest rate hedging instruments, the completion of collateralized mortgage debt financing transactions and a public offering of convertible preferred stock.”

Goldstone explained, “During the quarter, Thornburg Mortgage, or in certain instances, its third-party financing counterparties, sold $21.9 billion in primarily AAA- and AA-rated ARM securities at an aggregate estimated loss of $1.093 billion. Approximately $16.4 billion of these assets were sold by the company and the remaining $5.5 billion were sold in satisfaction of debt by several of the company’s finance counterparties. For REIT tax distribution purposes, these realized losses on asset sales are considered capital losses and will not reduce any taxable income either paid or available for dividend distribution in 2007.”

The company also incurred a $12.4 million loss on its loan fundings during the quarter, and a $3.7 million loss from hedging these loan commitments, on loans that were funded during the third quarter in which the company had locked an interest rate for borrowers prior to the increase in mortgage interest rates that occurred in the third quarter. These funding commitments were generally honored at the original locked interest rate. Despite the market value loss on funding these loans during the quarter, they will be carried on the company’s balance sheet at higher yields in the future, and should result in improved spreads considering the company’s cost of funds going forward. These losses were offset by a $4.6 million gain on the termination of interest rate swap agreements for a net loss on derivatives during the quarter of $11.5 million.

The company also incurred a $36.3 million premium amortization expense during the quarter, up from an expected amortization expense of $5 million to $10 million for the quarter despite the fact that the actual portfolio prepayment rate averaged 13% CPR for the third quarter. Of this amortization expense, $12.1 million is related to the amortization of premiums on mortgage securities that remain in the company’s portfolio, but had been part of a restructuring during the quarter that facilitated more efficient asset sales. The remaining $24.2 million reflects increased amortization due to the impact of the decline in expected future LIBOR interest rates, which lowered the anticipated future interest rate and yield on the company’s hybrid ARM assets over their remaining lives. As of September 30, 2007, the net premium on assets remaining in the portfolio was 0.48%, down from 0.76% at the end of the second quarter.

The company recorded a $12.0 million tax provision in the quarter related to a deferred tax liability associated with certain interest rate cap agreements entered into by one of the company’s taxable REIT subsidiaries in conjunction with certain securitization transactions. The company was paid a premium for these interest rate cap agreements when executed and is amortizing the premium into income over the life of the interest rate cap agreements. Given that interest rates declined and the yield curve inverted in the third quarter, the current market value of these interest rate cap agreements is less than the remaining unamortized premium received on the cap agreements, and the company has an unrealized gain on the interest rate cap agreements. Although the company plans to hold these cap agreements until expiration at which time no tax liability will be due, generally accepted accounting principles (GAAP) require that the company provide a deferred tax provision based on this unrealized gain. Going forward, the company will revalue the cap agreements each period and increase or decrease the tax provision based changes in the unrealized gain.

The company also found it necessary to obtain additional short-term financing during the quarter in order to avoid additional asset sales, and was able to do so by paying commitment fees to certain finance counterparties in exchange for short-term financing commitments. The company expensed $7.8 million of those commitment fees during the quarter. The company has aggregate reverse repurchase agreement financing committed capacity in the amount of $1.8 billion over the next six months of which $900 million is currently unused and it will be amortizing another $7.5 million in commitment fees over that time period. The quarterly expense going forward should be lower, however, than what was incurred during the third quarter.

The company also determined that the current delinquencies on $414.0 million of its remaining purchased securitized loans backed by pay option ARMs suggest that eventual losses may exceed prior period expectations. Therefore, the company took a $6.0 million impairment charge against those securities during the quarter. To date, we have realized losses of only $119,206 with respect to those securities but some additional losses are expected. Further, the company is actively pursuing reselling many of the underlying loans back to the originator as a result of various breaches of representations and warranties in the original purchase contract. To the extent that such repurchase obligations can be enforced, the company will further reduce its exposure to credit losses on these mortgage securities. The company is no longer acquiring pay option ARM assets from third parties, and stopped doing so in January 2007. The remainder of the company’s purchased securitized loans is performing as expected from a credit perspective.

Commenting on the company’s loan portfolio, Goldstone said, “The credit quality of the company’s originated and bulk purchased loans remains exceptional. While we have experienced a slight increase in delinquent loans in the quarter, the credit performance of our loans still ranks among the best in the industry, and we believe that we have sufficient credit reserves to cover estimated losses. At September 30, 2007, the company’s 60-plus day delinquent loans and REO properties were 0.27% of its $24.8 billion portfolio of securitized and unsecuritized loans, up from 0.23% at July 31, 2007, but still significantly below the comparable industry conventional prime ARM loan 60-plus day delinquency and REO percentage of 2.81% as of the end of the second quarter which is the most recent date for which data is available. As a further precaution, the company also elected to increase its provision for loan losses by $2.6 million in the quarter to $17.0 million. The $2.6 million provision includes $1.6 million to replenish the general reserves related to unrealized but expected losses recorded on single-family residential properties that the company holds for sale in its portfolio as REO properties. Further, we continue to monitor performance in various geographic markets and continue to believe our portfolio is geographically well diversified and not unduly subject to any individual market stresses. However, after 22 straight quarters without incurring a principal loss on foreclosed loans, the company has realized loan losses of $51,630 in the third quarter of 2007.”

Partially offsetting all of these negative earnings effects in the quarter was the elimination of the incentive management fee as a result of the company failing to earn the minimum rate of return on common equity necessary to qualify for that incentive fee. Incentive management fee expense averaged $8.9 million per quarter in the first two quarters of 2007. Additionally, as a result of the decline in the company’s common stock price between June 30 and September 30, 2007, the value of phantom stock rights granted to employees and directors has been greatly reduced, resulting in a quarterly expense recapture of $15.5 million. Long-term incentive award expense averaged $3.1 million in the first two quarters of 2007.

The financing of the company’s mortgage assets during the quarter also came at an unexpectedly higher expense than prior quarters when financing markets were functioning more normally. The incurrence of commitment fees for certain financings contributed to the increased cost of funds for the quarter, as did the increased spreads to LIBOR in both the commercial paper and reverse repurchase agreement markets. Additionally, despite the Federal Reserve having reduced the Fed Funds rate in September, short-term LIBOR rates remained well above normal spreads to the Fed Funds rate for much of August and September, a reflection of the tight credit conditions in the mortgage finance markets. As a result, the company’s borrowing costs for the quarter averaged 5.78% before the impact of hedging instruments, well above the prior quarter’s borrowing cost of 5.50% before the impact of hedging instruments. The company did, however, receive a $53.4 million benefit in its cost of funds as a result of its active hedging instruments during the quarter and the amortization of gains on certain hedging instruments that were terminated during the quarter. After inclusion of each quarter’s hedge benefit, the company’s cost of funds averaged 5.26% for the third quarter, as compared to 5.00% in the second quarter. The company has begun to see one-month LIBOR decline in recent weeks and move closer to the Fed Funds rate. The benefit of these declining rates is likely to be experienced in the fourth quarter.

Upon termination of certain hedging instruments, the company is required to amortize its gains and losses over the remaining life of the hedging instruments in accordance with the forward yield curve at the time of the termination. Accordingly, the company received an amortized hedge benefit on terminated interest rate swap agreements of $24.6 million in the third quarter, and is expecting to receive an additional hedge benefit of $27.7 million in the fourth quarter as it continues to recognize the gains and losses from its terminated hedging transactions. The magnitude of this cost of funds benefit will begin to diminish with an expected benefit of $2.9 million in the first quarter of 2008, followed by an expected expense of approximately $12.1 million in the second quarter of 2008, and further followed by an average expected expense of approximately $15 million per quarter through the second half of 2008. These hedge impacts are irrespective of any additional hedge benefit or hedge cost that the company might incur from its existing or future hedging activities.

Goldstone commented, “Additionally, we still see credit availability and liquidity problems impacting financing for below AAA-rated asset classes. As of September 30, 2007, the company’s portfolio consisted of 94.8% AAA-rated assets and 5.2% below AAA-rated assets. And while those portfolio assets continue to perform extremely well from a credit performance perspective, we have yet to see financing terms materially improve for these asset classes. Margin requirements remain high, financing spreads to LIBOR remain high and the number of finance counterparties for these asset classes remain limited. To date, the company has been successful in securing financing for its below AAA-rated assets, but it continues to pursue more permanent or predictable forms of financing, so as not to be subject to any further deterioration in future mortgage financing markets. Also, while the company has successfully obtained waivers of financial covenants from its warehouse lenders to be able to continue to fund its mortgage loans, the commercial paper market for financing AAA-rated securities remains closed to the company and the company remains concerned about the impact of ‘structured investment vehicles’ for which financing remains uncertain .”

Securitization

During the third quarter, the company successfully completed two collateralized mortgage securitization financing transactions for its mortgage loans. In July, the company completed a $1.5 billion securitization in which it sold AAA-rated floating rate mortgage securities to third parties at LIBOR plus 27 basis points. Additionally, the company successfully financed all of the below AAA-rated classes in the reverse repurchase agreement market, which represented 4.00% of the securitized loans. In late August, the company completed a $1.4 billion securitization financing transaction whereby it securitized its pre-August inventory of unsecuritized loans that had an estimated yield of 6.18%. This transaction consisted of fixed rate securities where the company sold most of the AAA-rated classes to investors and financed the remaining AAA-rated and below AAA-rated classes in the reverse repurchase agreement market, which represented 4.55% of the securitized loans. As a benchmark for this financing transaction, the financing rate was 6.39%. In the last week the company has received current market indications that the financing rate for comparable fixed rate securities is now 6.06%, or a net reduction of 33 basis points.

10% Series F Cumulative Convertible Redeemable Preferred Stock Offering

During the third quarter, the company sold 23 million shares of a new 10% Series F Cumulative Convertible Redeemable Preferred Stock at a public offering price of $25.00 per share. From this new issuance, the company received net proceeds of $545.3 million at an average net price of $23.71 per share. These shares are immediately convertible into common shares at a current conversion price of $11.50 per share of common stock. The proceeds from this preferred issuance provided another source of liquidity during the quarter to strengthen the company’s balance sheet, improve its cash position, and meet remaining margin calls. It also allowed the company to resume its mortgage loan funding operation, expand a few of its financing facilities and, to date, support limited acquisition of mortgage-backed securities.

The company also raised net proceeds of $49.8 million through the sale of additional common equity during the quarter at an average net price of $12.75 per share. These sales took place primarily through the company’s dividend reinvestment and stock purchase plan.

Origination Activity

For the third quarter, loan originations totaled $1.3 billion, or $4.7 billion for the first nine months of 2007, compared to the company’s targets of $2.0 billion and $5.1 billion, respectively. As a result of liquidity concerns during the third quarter, the company’s loan commitment and funding volumes were significantly reduced and the fall-out adjusted pipeline of loans declined significantly to $128.5 million at September 30, 2007, compared to $831.4 million at June 30, 2007. As a result, however, of recent mortgage rate adjustments that the company made during October, loan lock activity is beginning to improve. The company hopes to achieve a $400 million per month loan funding level by the end of the fourth quarter.

Commenting on the company’s correspondent lending channel, Joseph Badal, senior executive vice president and chief lending officer, said, “Our correspondent lending partner relationships remained exceptionally strong in the third quarter. While we did not see an increase in new correspondent lending partner relationships, the number of our correspondent partners remained steady at 313.”

Badal continued, “Our wholesale lending channel, which was launched June 1, 2006, continues to be a bright spot for our loan originations. In the third quarter, we originated a total of $288.2 million in loans through our wholesale channel, as opposed to $37.1 million in the prior-year period, for an increase of more than 670%. We now support 541 brokerage firms representing more than 5,500 loan originators, and we are on course to meet our goal of 700 wholesale lending partners by year-end. In addition, we believe that on a going-forward basis, the average wholesale loan amount will be closer to $1 million as opposed to our initial estimate of $550,000.”

Third Quarter Results

As a result of the asset sales and reduction in short term borrowings, the company’s leverage position was also greatly reduced in the quarter. In commenting on the balance sheet, the company’s Chief Financial Officer Clarence G. Simmons III said, “We ended the quarter with total assets of $36.3 billion, short-term borrowings in the form of commercial paper, reverse repurchase agreements and whole loan financing of $12.2 billion and permanent collateralized mortgage debt of $21.1 billion. On a leveraged basis, the company had a GAAP equity to asset ratio of 5.95% at the end of the quarter, up from 4.71% at June 30, 2007. In September, we began the process of re-establishing our interest rate risk management derivatives position by entering into a $3 billion interest rate swap agreement with a fixed rate of 4.79%. At September 30, 2007, we had active and forward starting swap agreements totaling $7.9 billion with a weighted average fixed rate of 4.73%. At September 30, 2007, our net duration was .88 years or 10.6 months which is within our policy limit and positions the balance sheet to benefit from any additional Fed rate cuts made in response to the liquidity conditions in the marketplace. As a result of our unencumbered asset position of $1.1 billion and readily available liquidity of approximately $700 million at September 30, 2007, we believe that we have adequate liquidity in the near term to continue to grow loan originations and to acquire an additional $2 billion of high quality assets so long as financing is available for those assets. Further, we could add up to an additional $6 billion of assets and still be well within our portfolio leverage policy.”

The company’s portfolio interest rate in the third quarter improved principally as a result of the sale of lower interest rate mortgage assets during the quarter. The weighted average coupon earned on the company’s mortgage portfolio in the third quarter prior to amortization expense was 5.73% as compared to 5.55% in the prior quarter. Premium amortization during the third quarter was a $36.3 million expense. Going forward, and based on the current level of prepayment rates, yield curve shape and improving market for new ARM assets, the company anticipates that its portfolio margin and earnings should continue to benefit from better spreads. The company further expects that, given its current portfolio size and current interest rates, premium amortization expense will return to a range of 6 basis points to 11 basis points per quarter.

The company’s net spread was 0.08% during the quarter and its portfolio margin was 0.31% but these spreads were adversely affected by a variety of factors outlined above. After adjusting for the factors discussed above that impacted the company’s asset yields and funding costs during the quarter, the company estimates that its net spread might have been approximately 0.65% on the existing portfolio in September, as compared to the 0.54% spread that the company realized in the first half of 2007.

On a GAAP basis, the company’s book value at September 30, 2007 was $10.14 per common share. Accumulated other comprehensive loss (OCI) represented an aggregate $355.8 million difference between the market value of the company’s securities and hedging instruments and their respective book values. The OCI value was comprised of a $262.0 million unrealized loss on the company’s mortgage securities portfolio and a $93.8 million unrealized loss on its hedging instruments.

Asset acquisition strategies going forward

Looking ahead, the company believes it has improved opportunities to reinvest its monthly pay-downs and judiciously add new assets at better returns with lower risk than had been available prior to August, 2007. The company is considering several asset acquisition and funding strategies at present.

First, the company could purchase AAA-rated ARM securities or securitize its ARM loans, finance them with short-term borrowings and hedge the interest rate risk by acquiring interest rate swap agreements to fix its financing costs. The company estimates that it can achieve a net spread using this asset acquisition strategy of between 90 and 160 basis points, depending on the duration and characteristics of the asset being purchased.

Also, the company would like to increase its use of permanent financing by originating mortgage loans and financing them using collateralized mortgage debt. Given the current mortgage rates offered by the company and its estimate of these financing costs, the company believes that it can achieve a 6.25% yield on its mortgage loans and a 30 to 40 basis point net spread leveraged approximately 27 times. This would translate into a return on equity before corporate operating expenses of approximately 14% to 17% on these originated and securitized mortgage loans. The company’s goal is to acquire and securitize 70% of all new assets using this structure. Over time, this strategy will likely result in increased balance sheet leverage and continue to reduce the company’s dependence on short-term financing sources.

Goldstone concluded, “While the company was severely impacted by the mortgage market events during the third quarter, which required extraordinary efforts to survive, we continue to hold high quality mortgage assets that are performing exceptionally well, and we remain confident that we have adequate capital and liquidity to improve our operating results going forward.”

#  #  #

The company will host a dial-in conference call on Wednesday, October 17, 2007 at 10:30 am EDT to discuss third quarter results. The teleconference dial-in number is (800) 762-6568. A replay of the call will be available beginning at 2:00 p.m. on October 17, 2007, and ending at 11:59 p.m. on October 24, 2007. The replay dial-in number is (800) 475-6701 in the U.S. and (320) 365-3844 internationally. The access code for both replay numbers is 889318. The conference call will also be archived on the company’s web site throughout the fourth quarter of 2007. The conference call will also be web cast live through a link at the company’s web site at www.thornburgmortgage.com.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are based on current expectations, estimates and projections, and are not guarantees of future performance, events or results. The words “believe,” “anticipate,” “intend,” “aim,” “expect,” “will,” “strive,” “target,” “project,” “estimate,” “have confidence” and similar words identify forward-looking statements. Actual results and developments could differ materially from those expressed in or contemplated by the forward-looking statements due to a number of factors, including general economic conditions, market prices for mortgage securities, interest rates, the availability of ARM securities and loans for acquisition and other risk factors discussed in the company’s SEC reports, including its most recent annual report on Form 10-K. The company does not undertake to update, revise or correct any of the forward-looking information.

Thornburg Mortgage, Inc., Santa Fe

Allison Yates, Clay Simmons, or Suzanne O’Leary Lopez 505-989-1900

THORNBURG MORTGAGE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	(Unaudited)
	September 30, 2007	December 31, 2006
ASSETS
ARM Assets:
Purchased ARM Assets:
ARM securities, net	$9,634,239	$21,504,372
Purchased Securitized Loans, net	723,611	6,806,944

Purchased ARM Assets	10,357,850	28,311,316

ARM Loans:
Securitized ARM Loans, net	2,460,622	2,765,749
ARM Loans Collateralizing Debt, net	21,626,009	19,072,563
ARM loans held for securitization, net	800,973	1,383,327

ARM Loans	24,887,604	23,221,639

ARM Assets	35,245,454	51,532,955
Cash and cash equivalents	221,437	55,159
Restricted cash and cash equivalents	332,571	206,875
Hedging Instruments	55,400	370,512
Accrued interest receivable	194,824	328,206
Other assets	243,561	211,345

	$36,293,247	$52,705,052

LIABILITIES
Reverse Repurchase Agreements	$10,514,766	$20,706,587
Asset-backed CP	1,000,000	8,906,300
Collateralized Mortgage Debt	21,142,610	18,704,460
Whole loan financing facilities	670,133	947,905
Senior Notes	305,000	305,000
Subordinated Notes	240,000	240,000
Hedging Instruments	68,234	161,615
Payable for securities purchased	—	5,502
Accrued interest payable	92,057	171,852
Dividends payable	9,153	80,442
Accrued expenses and other liabilities	91,271	98,317

	34,133,224	50,327,980

COMMITMENTS AND CONTINGENCIES SHAREHOLDERS’ EQUITY
Preferred Stock: par value $0.01 per share;
8% Series C Cumulative Redeemable shares, aggregate preference in liquidation $163,125 and $133,340 respectively; 7,230,000 shares authorized, 6,525,000 and 5,334,000 shares issued and outstanding, respectively	157,958	128,768
Series D Adjusting Rate Cumulative Redeemable shares, aggregate preference in liquidation $100,000; 5,000,000 shares authorized, 4,000,000 shares issued and outstanding	96,303	96,200
7.50% Series E Cumulative Convertible Redeemable shares, aggregate preference in liquidation $79,063; and $0, respectively; 6,163,000 and 0 shares authorized, respectively; 3,163,500 and 0 shares issued and outstanding, respectively	76,172	—
10% Series F Cumulative Convertible Redeemable shares, aggregate preference in liquidation $557,014 and $0, respectively; 23,000,000 and 0 shares authorized, respectively; 22,281,000 and 0 shares issued and outstanding, respectively	528,199	—

Common Stock: par value $0.01 per share; 458,585,500 and 487,748,000 shares authorized, respectively; 128,279,000 and 113,775,000 shares issued and outstanding, respectively	1,283	1,138
Additional paid-in-capital	2,779,168	2,477,171
Accumulated other comprehensive loss	(355,801)	(312,048)
Retained earnings (accumulated deficit)	(1,123,259)	(14,157)

	2,160,023	2,377,072

	$36,293,247	$52,705,052

THORNBURG MORTGAGE, INC. AND SUBSIDIARIES

CONSOLIDATED INCOME STATEMENTS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Interest income from ARM Assets and cash equivalents	$621,980	$667,172	$2,103,554	$1,770,470
Interest expense on borrowed funds	(585,830)	(580,037)	(1,874,460)	(1,514,474)

Net interest income	36,150	87,135	229,094	255,996

Servicing income, net	4,125	4,227	12,289	11,867
Mortgage services income, net	575	286	1,294	286
Gain (loss) on ARM Assets, net	(1,099,246)	65	(1,097,090)	(214)
Gain (loss) on Derivatives, net	(11,521)	5,926	(3,245)	21,543

Net non-interest income	(1,106,067)	10,504	(1,086,752)	33,482

Provision for credit losses	(2,628)	(754)	(4,860)	(1,759)
Management fee	(6,183)	(6,402)	(19,770)	(18,242)
Performance fee	—	(8,654)	(17,742)	(24,882)
Long-term incentive awards	15,490	735	9,303	(5,788)
Other operating expenses	(9,191)	(7,220)	(23,306)	(21,392)

Net income (loss) before provision for income taxes	$(1,072,429)	$75,344	$(914,033)	$217,415
Provision for income taxes	(12,000)	—	(12,000)	—

Net income (loss)	$(1,084,429)	$75,344	$(926,033)	$217,415

Net income (loss)	$(1,084,429)	$75,344	$(926,033)	$217,415
Dividends on preferred stock	(10,238)	(2,485)	(20,392)	(7,257)

Net income available to common shareholders	$(1,094,667)	$72,859	$(946,425)	$210,158

Basic earnings per common share:
Net income	$(8.83)	$0.64	$(7.95)	$1.91

Average number of common shares outstanding	123,968	113,316	119,054	110,195

Dividends declared per common share	$—	$0.68	$1.36	$2.04

Noninterest expense as a percent of average assets	0.00%	0.17%	0.13%	0.20%

14